Filed Pursuant to Rule 433
Registration No: 333-134553

Principal Protected Note with Enhanced Participation linked to a Currency Basket

Preliminary Terms and Conditions
January 11, 2008
Contact: + 1 212 526 2237

Summary Description

These 100% Principal Protection Notes Linked to a Currency Basket (the “Notes”) provide 100% principal protection at maturity and potential enhanced returns if the U.S. Dollar (USD) appreciates relative to a basket of currencies (the “Basket”).  The Basket includes the Euro (EUR), Japanese Yen (JPY), British Pound (GBP), Canadian Dollar (CAD), Swedish Krona (SEK), and Swiss Franc (CHF). Principal protection only applies at maturity.

☐            Potential enhanced returns linked to the appreciation of USD relative to the Basket

☐            100% principal protection at maturity

☐            An expected minimum Participation Rate of 135% (the Participation Rate will be set on the Trade Date)

Key Dates(1)

Trade Date	February 8, 2008	Valuation Date(2)	February 8, 2010
Settlement Date	February 14, 2008	Maturity Date	February 12, 2010

(1)           Expected.  In the event we make any change to the expected Trade Date and Settlement Date, the Valuation Date and Maturity Date will be changed so that the stated term of the Notes remains the same.

(2)           Upon the occurrence of a Disruption Event with respect to a Basket Currency, the Valuation Date for the affected Basket Currency may be postponed (as described in “Disruption Events” in “Additional Specific Terms of the Notes” below).

See “Indicative Terms” on page 2 and “Additional Specific Terms of the Notes” on page 3.  The Notes offered will have the terms specified in the base prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006 for the Issuer’s Medium Term Notes, Series I (the “MTN Prospectus Supplement”), and this term sheet.   See “Key Risks” on page 5 and “Risk Factors” generally, and “Risk Factors—Risks Relating to Currency Indexed Notes” in particular, in the MTN Prospectus Supplement for risks related to an investment in the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this term sheet, the accompanying base prospectus, the MTN Prospectus Supplement or any other relevant terms or pricing supplement.  Any representation to the contrary is a criminal offense.

	Price to Public(1)	Commission(2)	Proceeds to Issuer
Per note	$1,000.00	$5.00	$995.00
Total	$	$	$

(1)           The price to the public includes the cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

(2)           Lehman Brothers Inc. will receive commissions equal to approximately $5.00 per $1,000 principal amount, or 0.50%, and may use these selling concessions to other dealers.  Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the hedges.

LEHMAN BROTHERS

Indicative Terms
Issuer:	Lehman Brothers Holdings Inc. (A1, A+)(1)	Currency Return:	For EUR and GBP:
Issue Size:	TBD
Issue Price:	100%	Initial Spot Rate – Final Spot Rate
Term:	2 Years	Initial Spot Rate
Basket:	Euro (EUR), Japanese Yen (JPY), British
Pound (GBP), Canadian Dollar (CAD),	For JPY, CAD, SEK and CHF:
Swedish Krona (SEK) and Swiss Franc
(CHF)(each a “Basket Currency” and collectively the “Basket Currencies”) (2)	Final Spot Rate – Initial Spot Rate
Final Spot Rate
Basket Currency	For each Basket Currency as set forth	Final Spot Rate(2):	For each Basket Currency, the
Weighting:	below:	Reference Exchange Rate for
EUR	57.6%	that Basket Currency on the
JPY	13.6%	Valuation Date, determined by
GBP	11.9%	the Calculation Agent in
CAD	9.1%	accordance with the Spot
SEK	4.2%	Rate Source(2) (subject to the
CHF	3.6%	occurrence of a Disruption
Participation Rate:	An expected minimum Participation	Event).
Rate of 135%. The actual Participation	Initial Spot Rate:	For each Basket Currency, the
Rate will be determined on the Trade	Reference Exchange Rate for
Date.	that Basket Currency
Principal Protection:	100% if held to maturity	determined by the
Payment at Maturity:	At maturity, you will receive a cash	Calculation Agent on the
payment, for each Note, of $1,000 plus.	Trade Date as set forth below:
the Additional Amount, which may be	EUR	TBD
zero	JPY	TBD
Additional Amount:	An amount per Note equal to the	GBP	TBD
greater of (a) zero and (b) $1,000 x	CAD	TBD
Basket Return x Participation Rate	SEK	TBD
Basket Return:	A percentage equal to:	CHF	TBD
EUR	TBD
Basket Ending Level – Basket Starting Level
Basket Starting Level
Basket Starting Level:	Set equal to 100 on the Trade Date
Basket Ending Level:	The Basket closing level on the
Valuation Date, equal to 100 x (1 plus
the sum of the Weighted Currency
Returns)
Weighted Currency	For each Basket Currency:
Return:	Currency Return x Basket Currency
Weighting

(1) Lehman Brothers Holdings Inc. is rated A+ by Standard & Poor’s and A1 by Moody’s.  A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

(2) As used herein, the term “Final Spot Rate” has the meaning assigned to the term “Settlement Rate” in the MTN Prospectus Supplement and the term “Spot Rate Source” has the meaning assigned to the term “Settlement Rate Option” in the MTN Prospectus Supplement, and the term “Basket Currency” has the meaning assigned to the term “reference currency” in the MTN Prospectus Supplement.

Additional Specific Terms of the Notes

Valuation Date

February 8, 2010; provided that, upon the occurrence of a Disruption Event with respect to a Basket Currency, the Valuation Date for the affected Basket Currency may be postponed (as described in “Disruption Events” in “Additional Specific Terms of the Notes” below).

Reference Exchange Rates

For EUR and GBP, the spot exchange rates for each of EUR and GBP quoted against the U.S. dollar, expressed as the number of USD per unit of the Basket Currency. For JPY, CAD, SEK and CHF, the spot exchange rate for each of JPY, CAD, SEK and CHF, respectively, quoted against the U.S. dollar, expressed as the number of units of the Basket Currency per one USD.

Spot Rate Source and	The Spot Rate Source and Valuation Business Day for each Basket Currency is as set forth
Valuation Business Day:	below:
	Basket Currency	Screen Reference*	Valuation Business Day
	EUR	Reuters page EURUSDFIXM=WM (as substitute for 1FED)	London
	JPY	Reuters page USDJPYFIXM=WM (as substitute for 1FED)	London
	GBP	Reuters page GBPUSDFIXM=WM (as substitute for 1FED)	London
	CAD	Reuters page USDCADFIXM=WM (as substitute for 1FED)	London
	SEK	Reuters page USDSEKFIXM=WM (as substitute for 1FED)	London
	CHF	Reuters page USDCHFFIXM=WM (as substitute for 1FED)	London
*In each case, as observed at approximately 4.00 p.m. London time.
For further information concerning the Spot Rate Source and Valuation Business Day, see “Description of the Notes—Currency-Indexed Notes” in, and Appendix A to, the MTN Prospectus Supplement.
Disruption Events	If a Disruption Event relating to one or more Basket Currencies is in effect on the scheduled Valuation Date, the Calculation Agent will calculate the Basket Return using:
	•	for each Basket Currency that did not suffer a Disruption Event on the scheduled Valuation Date, the Final Spot Rate on the scheduled Valuation Date, and
•

for each Basket Currency that did suffer a Disruption Event on the scheduled Valuation Date, the Final Spot Rate on the immediately succeeding scheduled Valuation Business Day for such Basket Currency on which no Disruption Event occurs or is continuing with respect to such Basket Currency;

provided however that if a Disruption Event has occurred or is continuing with respect to a Basket Currency on each of the three scheduled Valuation Business Days following the scheduled Valuation Date, then (a) such third scheduled Valuation Business Day shall be deemed the Valuation Date for the affected Basket Currency; and (b) the Calculation Agent will determine the Final Spot Rate for the affected Basket Currency on such day in accordance with “Fallback Rate Observation Methodology” (as defined under “Description of the Notes—Currency-Indexed Notes” in the MTN Prospectus Supplement).

A “Disruption Event” means any of the following events with respect to a Basket Currency, as determined in good faith by the Calculation Agent:
(A)

the occurrence and/or existence of an event on any day that has the effect of preventing or making impossible (x) for any Basket Currency other than EUR, the delivery of USD from accounts inside the Basket Currency Jurisdiction for that Basket Currency to accounts outside that Basket Currency Jurisdiction; or (y) the conversion of the Reference Currency into USD through customary legal channels;

	(B)	the occurrence of any event causing the Reference Exchange Rate for the Basket Currency to be split into dual or multiple currency exchange rates; or
(C)

the Final Spot Rate being unavailable for the Basket Currency, or the occurrence of an event (i) for any Basket Currency other than EUR, in the Basket Currency Jurisdiction for that Basket Currency that materially disrupts the market for the Basket Currency or (ii) that generally makes it impossible to obtain the Final Spot Rate for the Basket Currency, on the Valuation Date.

For purposes of the above, “scheduled Valuation Business Day” means a day that is or, in the judgment of the Calculation Agent, should have been, a Valuation Business Day for the affected Basket Currency
Business Day	New York
Business Day Convention	Following
Calculation Agent:	Lehman Brothers Inc.
Identifier	CUSIP: 5252M0BV8	ISIN: US5252M0BV87
Denominations	$1,000 and whole multiples of $1,000

Additional Information about Lehman Brothers Holdings Inc. and the Notes

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus dated May 30, 2006, the MTN Prospectus Supplement and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering.  Buyers should rely upon the prospectus, MTN Prospectus Supplement, this term sheet and any relevant free writing prospectus for complete details.  You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term or through the links below, or by calling Lehman Brothers Inc. toll-free at 1-888-603-5847.

You may access these documents on the SEC web site at www.sec.gov as follows:

•                  MTN Prospectus Supplement dated May 30, 2006
http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

•                  Base Prospectus dated May 30, 2006
http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.  You should reach an investment decision only after you and your advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances.

References to “Lehman Brothers,” “we,” “our” and “us” refer only to Lehman Brothers Holdings Inc. and not to its consolidated subsidiaries.

What are the tax consequences of the Notes?

Lehman Brothers Holdings Inc. intends to treat, and by purchasing a note for all tax purposes you agree to treat, the Notes as contingent payment debt instruments, as described under “Supplemental United States Federal Income Tax Consequences—Contingent Payment Debt Instruments” in the MTN Prospectus Supplement.

Key Risks

An investment in the Notes entails certain risks not associated with an investment in conventional floating rate or fixed rate medium-term Notes.  You should read the risks summarized below in conjunction with, and the risks summarized below are qualified by reference to, the risks described in “Risk Factors” generally, and “Risk Factors—Risks Relating to Currency Indexed Notes” in particular, in the MTN Prospectus Supplement.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.  You should reach an investment decision only after you and your advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances.

•              No interest payments — The terms of the Notes differ from those of ordinary debt securities in that the Issuer will not pay interest on the Notes. The return on the Notes at maturity is entirely dependent on the aggregate performance of the Basket Currencies, and if the Basket Return is zero or less than zero, you will receive only the repayment of your principal, with no additional return.

•              Principal protection only if you hold the Notes to maturity — The trading value of the Notes will be affected by factors that interrelate in complex ways, including (but not limited to) the prevailing exchange rates of the Basket Currencies relative to the U.S. dollar from time to time (as discussed under “Foreign Exchange Rate Risk” below).  Although the Notes are principal-protected if held to maturity, selling this or any fixed income security prior to maturity may result in a dollar price less than 100% of the applicable principal amount of Notes sold.

•              Foreign exchange rate risk — An investment in the Notes may not be suitable for an investor unfamiliar with the exchange rate of the U.S. dollar relative to each of the Basket Currencies or the factors that affect movements in such exchange rates.  The exchange rate of the U.S. dollar relative to each of the Basket Currencies will be influenced by the complex and interrelated global and regional political, economic, financial and other factors that can affect the currency markets on which a Basket Currency is traded.  Changes in the exchange rate of the U.S. dollar relative to each of the Basket Currencies result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the United States and the countries in which the Basket Currencies are circulated as legal tender, particularly relative rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in those countries.

•              Foreign exchange rates can either be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely. Governments, including those issuing the Basket Currencies, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the Notes is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders. There will be no offsetting adjustment or change made during the term of the Notes in the event that the exchange rates should become fixed (or in the case of certain currencies, become floating), or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting a Basket Currency, the U.S. dollar, or any other currency.

•              Volatility of currency markets — The value of the U.S. dollar relative to the Basket Currencies has in the past been, and may continue to be, volatile and may vary based on a number of interrelated factors, including economic, financial and political events that Lehman Brothers Holdings Inc. cannot control.

•              Changes in the value of the U.S. dollar relative to the Basket Currencies may offset each other — The Basket Return will be based on the appreciation or depreciation of the U.S. dollar relative to the Basket Currencies as a whole.  Movements in the exchange rate of the U.S. dollar relative to each of the Basket Currencies may not correlate with each other, and an increase in the value of the U.S. dollar relative to some but not all of the Basket Currencies may be substantially or entirely offset by decreases in the value of the U.S. dollar relative to the other Basket Currencies.  As a result, a positive Basket Return, and a resulting Additional Amount greater than zero, cannot be assured by appreciation in the U.S. dollar relative to only some of the Basket Currencies. Any gain in one position may be offset by a loss in another position.

•              The exchange rate of the U.S. dollar relative to each of the Basket Currencies prior to the Valuation Date will not factor into the calculation of the Basket Return — Because the Additional Amount will be based on the Basket Return, which in turn is calculated based on the Final Spot Rate for each basket Currency on the Valuation Date, a single day near the end of the term of the Notes, the exchange rate of the U.S. dollar relative to the Basket Currencies at other times during the term of the Notes or at the Maturity Date may have appreciated more (or depreciated less) than the Final Spot Rates for the Basket Currencies on the Valuation Date.

•              Even though currency trades around-the-clock, the Notes may not — The interbank market in foreign currencies is a global, around-the-clock market. The hours of trading for the Notes may not conform to the hours during which the Basket Currencies and the U.S. dollar are traded.  Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the market price of the Notes.

•              The market for the Notes may be illiquid — The Notes will not be listed on any securities exchange, and as a result, there may be little or no secondary market for the Notes.   Lehman Brothers Inc. and other affiliates of Lehman Brothers Inc. may make a market in the Notes, but they will not be obligated to do so and may discontinue any market-making at any time without notice.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the Notes easily, and if at any time Lehman Brothers Inc. were to cease acting as market makers, it is likely that there would be no secondary market for the Notes.

•              Potential conflicts of interest — Lehman Brothers Inc. and other affiliates of Lehman Brothers Holdings Inc. play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging Lehman Brothers Holdings Inc.’s obligations under the Notes. In performing these duties, the economic interests of the Calculation Agent and other affiliates of Lehman Brothers Holdings Inc. are potentially adverse to your interests as an investor in the Notes.

•              Commissions and Hedging Costs —  The original issue price of the Notes includes the underwriting commissions and fees and Lehman Brothers Holdings Inc.’s cost of hedging its obligations under the Notes through one or more of its affiliates.  Such cost includes such affiliates’ expected cost of providing this hedge, as well as the profit these affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you are able to sell Notes in secondary market transactions, if at all, will likely be lower than the original issue price.  In addition, any such prices may differ from values determined by pricing models used by a broker, as a result of such compensation or other transaction costs.

•              Suspension or disruption of market trading in the Basket Currencies — Certain events, including events involving the suspension or disruption of market trading in the Basket Currencies, constitute Disruption Events under the terms of the Notes.  To the extent any of these events occurs with respect to a Basket Currency and remains in effect on the Valuation Date, the Valuation Date for the affected Basket Currency may be postponed until the Disruption Event ceases to be in effect or, if the Disruption Event remains in effect for three scheduled Valuation Business Days, the exchange rate for the affected Basket Currency will be determined by the Calculation Agent in good faith based on quotations from dealers in the market for the relevant Basket Currency or, in certain circumstances, in the Calculation Agent’s discretion.  In the event that the Valuation Date for one or more Basket Currencies is postponed, the Basket Return may be lower, and could result in the Additional Amount being lower, than what you may have anticipated based on the last available exchange rate for any affected Basket Currency as of the scheduled Valuation Date.  For further information, see “Disruption Events” above.

•              You must rely on your own evaluation of the merits of an investment linked to the Basket Currencies — In the ordinary course of their businesses, Lehman Brothers Holdings Inc., Lehman Brothers Inc. or their respective affiliates may from time to time express views on expected movements in the exchange rates of the Basket Currencies or other currencies. These views are sometimes communicated to clients who participate in the markets for the Basket Currencies and other currencies. However, these views, depending upon worldwide economic, political and other developments, may vary over differing time horizons and are subject to change. In connection with your purchase of the Notes, you should investigate the Basket Currencies and the markets in which they trade and not rely on views which may be expressed by Lehman Brothers Holdings Inc., Lehman Brothers Inc. or their respective affiliates in the ordinary course of their businesses with respect to future Basket Currency or other currency price movements.

•              Historical information about the exchange rates for the Basket Currencies may not be indicative of future values — Historical information on the exchange rate of the U.S. dollar relative to each of the Basket Currencies, and hypothetical historical information concerning the composite Basket performance, furnished herein is provided as a matter of information only, and you should not regard the information as indicative of the range of, or trends in, future fluctuations in the exchange rate of the U.S. dollar relative to the Basket Currencies, the future performance of the Basket, the Basket Return or what the value of the Notes may be.  Fluctuations in exchange rates make it difficult to predict whether the Additional Amount will be payable at maturity, or what that Additional Amount, if any, may be.  Historical exchange rate fluctuations may be greater or lesser than those experienced by the holders of the Notes.

•              Certain activities by Lehman Brothers Holdings Inc., Lehman Brothers Inc. and their respective affiliates may adversely affect the value of the Notes — Lehman Brothers Holdings Inc. or one or more of its affiliates may hedge its obligations under the Notes by purchasing or selling the Basket Currencies, options or futures on the Basket Currencies or other instruments linked to the Basket Currencies, and may adjust the hedge by, among other things, purchasing or selling any of the foregoing, at any time and from time to time, and by unwinding the hedge by selling any of the foregoing. Lehman Brothers Holdings Inc. or one or more of its affiliates also may enter into, adjust and unwind hedging transactions relating to other notes whose returns are linked to the same Basket Currencies.  Lehman Brothers Inc. and their respective affiliates may engage in trading in the Basket Currencies, or instruments whose returns are linked to the Basket Currencies, either for their proprietary accounts, for other accounts under their management or to facilitate transactions on behalf of customers. Any of these activities may adversely affect the market values or levels of the Basket Currencies and therefore the market value of the Notes. It is possible that Lehman Brothers Holdings Inc., Lehman Brothers Inc., or their respective affiliates could receive positive returns with respect to these activities while the value of the Notes may decline.

Lehman Brothers Holdings Inc. or its affiliates also have issued and in the future may issue, and Lehman Brothers Inc. and their respective affiliates also have underwritten on behalf of other issuers and in the future may underwrite, other securities or financial or derivative instruments with returns linked to changes in the level of the Basket Currencies or other currencies. By introducing competing products into the marketplace in this manner, Lehman Brothers Holdings Inc., Lehman Brothers Inc. and their respective affiliates could adversely affect the value of the Notes and the amount payable on the Notes.

•              The trading value of the Notes may reflect a time premium or discount — As a result of a “time premium or discount,” the Notes may trade at a value above or below that which would be expected based on the level of interest rates and the value of the U.S. dollar relative to the Basket Currencies.  A “time premium or discount” results from expectations regarding the value of the U.S. dollar relative to one or more Basket Currencies during the period prior to the Maturity Date.  However, as the time remaining to the Maturity Date decreases, this time premium or discount may diminish, thereby decreasing or increasing the market value of the Notes.

•              The Notes are not foreign currencies, and holders of the Notes will have no rights to receive the Basket Currencies — The Notes are linked to the value of the U.S. dollar relative the Basket Currencies, but are not themselves the Basket Currencies.  The Payment at Maturity on the Notes will be made in U.S. dollars, and investing in the Notes will not entitle holders of the Notes to receive the Basket Currencies.

Hypothetical Historical Basket Ending Level

The following graph shows the hypothetical Basket Ending Level at the end of each week in the period from the week ending January 2, 2005 through the week ending January 6, 2008, using a Basket Ending Level indexed to 100 on January 6, 2008, based upon Initial Spot Rates determined on that day.  The Basket Ending Level for any prior day was obtained by using the formula for the calculation of the Basket Ending Level described above. For purposes of the Notes and the determination of the Additional Amount (if any), the Basket Starting Level will be indexed to 100 on the Trade Date.

The following graph uses historical weekly data for the Basket Currencies obtained from Reuters; none of Lehman Brothers Inc. or Lehman Brothers Holdings Inc. makes any representation or warranty as to the accuracy or completeness of this data.  The hypothetical historical Basket Ending Level is not necessarily indicative of the future performance of the Basket, the actual Basket Ending Level, the Basket Return or what the value of the Notes may be. Fluctuations in exchange rates make it difficult to predict whether the Additional Amount will be payable at maturity, or what that Additional Amount, if any, may be.  Historical exchange rate fluctuations may be greater or lesser than those experienced by the holders of the Notes.

Hypothetical Historical Basket Ending Level

Historical Exchange Rates

The following graphs show the spot exchange rates for each Basket Currency at the end of each week in the period from the week ending January 2, 2005 through the week ending January 6, 2008. The spot exchange rates are expressed as the amount of Basket Currency per U.S. dollar to show the appreciation or depreciation, as the case may be, of the U.S. dollar relative to the Basket Currency (and, in the case of EUR and GBP, are the inverse of the spot exchange rates used to calculate the Basket Return, which are expressed as the amount of U.S. dollar per Basket Currency).

The historical exchange rates presented in the graphs below were prepared using historical data obtained from Reuters; none of Lehman Brothers Inc. or Lehman Brothers Holdings Inc. makes any representation or warranty as to the accuracy or completeness of this data.  The historical data on each Basket Currency is not necessarily indicative of the future performance of the Basket Currencies, the Basket Return or what the value of the Notes may be. Fluctuations in exchange rates make it difficult to predict whether the Additional Amount will be payable at maturity, or what that Additional Amount, if any, may be.  Historical exchange rate fluctuations may be greater or lesser than those experienced by the holders of the Notes.

Scenario Analysis and Examples at Maturity

The following examples for the Notes show scenarios for the Payment at Maturity of the Notes, assuming a hypothetical Participation Rate of 135% and assuming hypothetical Basket Returns from –100% to +100%.  The actual Participation Rate will be set on the Trade Date.

If the Basket Ending Level, which is linked to the performance of the U.S. dollar versus the Basket Currencies, is greater than 100 on the Valuation Date (i.e., if the U.S. dollar appreciates relative to Basket Currencies), the Basket Return will be greater than zero,  and the investor will receive a single payment at maturity equal to the principal amount of the Notes plus an Additional Amount equal to the principal amount of the Notes multiplied by the Participation Rate and the appreciation of the U.S. dollar relative to the Basket (that is, the amount by which the Basket Return is greater than zero). If the Basket Ending Level is less than or equal to 100 on the Valuation Date, the Basket Return will be below or equal to zero, and the investor will receive at maturity only the principal amount of the Notes, with no additional return.  The Notes do not bear interest and are 100% principal protected if held to maturity.

Example A — The level of the Basket increases from the Basket Starting Level of 100 to a Basket Ending Level of 110. Because the Basket Ending Level is 110 and the Basket Starting Level is 100, the Basket Return is 10%, calculated as follows:

(110 – 100)/100 = 10%

Because the Basket Return is 10%, the Additional Amount is equal to $135, a return of 13.5% per $1,000 Note, and the payment at maturity is equal to $1,135 per $1,000 Note, calculated as follows:

$1,000 + ($1,000 × 10% × 135%) = $1,135

Example B — The level of the Basket decreases from the Basket Starting Level of 100 to a Basket Ending Level of 90. Because the Basket Ending Level is 90 and the Basket Starting Level is 100, the Basket Return is –10% calculated as follows:

(90 – 100)/100 = –10%

Because the Basket Return is –10%, the Additional Amount is equal to $0, a return of 0% per $1,000 Note, and the payment at maturity is equal to $1,000 per $1,000 Note.

Additional Payment at Maturity Examples

The following additional payment examples for the Notes shows scenarios for the Payment at Maturity of the Notes, illustrating Basket Ending Levels above and below 100 (and resulting positive and negative Basket Returns), reflecting either correlated or offsetting appreciation and depreciation in the U.S. dollar relative to different Basket Currencies.  The following examples are, like the above, based on hypothetical values for the Participation Rate of 135%, and the Initial Spot Rates for the Basket Currencies (each of which will be determined on the Trade Date).  The below examples are also based on hypothetical values for the Final Spot Rates (which will be determined on the Valuation Date), and the resulting Basket Ending Levels and Basket Returns.  The hypothetical Initial Spot Rate and Final Spot Rate values for the Basket Currencies have been chosen arbitrarily for the purpose of these examples, are not associated with Lehman Brothers Research forecasts for any Basket Currency/USD exchange rates and should not be taken as indicative of the future performance of any Basket Currency/USD exchange rate.

Example A: The USD appreciates relative to each of the EUR, JPY, GBP, CAD, SEK and CHF, resulting in a Basket Ending Level of 107.45 and a Basket Return of 7.45%, and therefore a Payment at Maturity of $1,100.58 per $1,000 Note.

Because the Basket Return is 7.45%, which is greater than zero, the Additional Amount is equal to $100.58, and the Payment at Maturity is equal to $1,100.58, per $1,000 Note (a return of 10.058% per $1,000 Note), calculated as follows:

$1,000 + ($1,000 x 7.45% x135%) = $1,100.58

The table below illustrates how the Basket Ending Level in the above example was calculated:

Basket Currency	Initial Spot Rate (on Trade Date)	Final Spot Rate (on Valuation Date)	Currency Return	Basket Currency Weighting	Weighted Currency Return
EUR	1.4762	1.3581	0.0800	57.6%	0.0461
JPY	109.87	119.75	0.0826	13.6%	0.0112
GBP	2.0572	1.9057	0.0736	11.9%	0.0088
CAD	1.0121	1.0728	0.0566	9.1%	0.0052
SEK	6.3504	6.7632	0.0610	4.2%	0.0026
CHF	1.1171	1.1394	0.0196	3.6%	0.0007
		Sum of Weighted Currency Returns =			0.0745
Basket Ending Level = 100 x (1 + Sum of Weighted Currency Returns) =					107.45

Example B: The USD depreciates relative to each of the EUR, JPY, GBP, CAD, SEK and CHF, resulting in a Basket Ending Level of 95.95 and a Basket Return of –4.05%, and therefore a Payment at Maturity of $1,000 per $1,000 Note.

Because the Basket Return is –4.05%, which is less than zero, the Additional Amount is equal to $0, and the Payment at Maturity is equal to $1,000, per $1,000 Note (the repayment of principal invested, because the Notes are 100% principal protected, with 0% additional return).

The table below illustrates how the Basket Ending Level in the above example was calculated:

Basket Currency	Initial Spot Rate (on Trade Date)	Final Spot Rate (on Valuation Date)	Currency Return	Basket Currency Weighting	Weighted Currency Return
EUR	1.4762	1.5252	–0.0332	57.6%	–0.0191
JPY	109.87	105.47	–0.0417	13.6%	–0.0057
GBP	2.0572	2.1662	–0.0530	11.9%	–0.0063
CAD	1.0121	0.9513	–0.0638	9.1%	–0.0058
SEK	6.3504	6.2234	–0.0204	4.2%	–0.0009
CHF	1.1171	1.0389	–0.0753	3.6%	–0.0027
		Sum of Weighted Currency Returns =			–0.0405
Basket Ending Level = 100 x (1+ Sum of Weighted Currency Returns) =					95.95

Example C:  The USD appreciates relative to each of the EUR, GBP and CHF, but depreciates relative to the JPY, CAD and SEK, resulting in a Basket Ending Level of 103.53 and a Basket Return of 3.53%, and therefore a Payment at Maturity of $1,047.66 per $1,000 Note.

Because the Basket Return is 3.53%, which is greater than zero, the Additional Amount is equal to $47.66, and the Payment at Maturity is equal to $1,047.66, per $1,000 Note (a return of 4.766% per $1,000 Note), calculated as follows:

$1,000 + ($1,000 x 3.53% x 135%) = $1,047.66.

The table below illustrates how the Basket Ending Level in the above example was calculated:

Basket Currency	Initial Spot Rate (on Trade Date)	Final Spot Rate (on Valuation Date)	Currency Return	Basket Currency Weighting	Weighted Currency Return
EUR	1.4762	1.34157	0.0912	57.6%	0.0525
JPY	109.87	103.278	–0.0638	13.6%	–0.0087
GBP	2.0572	1.99548	0.0300	11.9%	0.0036
CAD	1.0121	0.91089	–0.1111	9.1%	–0.0101
SEK	6.3504	5.7154	–0.1111	4.2%	–0.0047
CHF	1.1171	1.2065	0.0741	3.6%	0.0027
		Sum of Weighted Currency Returns =			0.0353
Basket Ending Level = 100 x (1+ Sum of Weighted Currency Returns) =					103.53

Example D:  The USD appreciates relative to each of the JPY, GBP and CAD, but depreciates relative to the EUR, SEK and CHF resulting in, resulting in a Basket Ending Level of 99.76 and a Basket Return of –0.24%, and therefore a Payment at Maturity of $1,000 per $1,000 Note.

Because the Basket Return is –0.24%, which is less than zero, the Additional Amount is equal to $0, and the Payment at Maturity is equal to $1,000, per $1,000 Note (the repayment of principal invested, because the Notes are 100% principal protected, with 0% additional return).

The table below illustrates how the Basket Ending Level in the above example was calculated:

Basket Currency	Initial Spot Rate (on Trade Date)	Final Spot Rate (on Valuation Date)	Currency Return	Basket Currency Weighting	Weighted Currency Return
EUR	1.4762	1.5065	–0.0205	57.6%	–0.0118
JPY	109.87	113.17	0.0291	13.6%	0.0040
GBP	2.0572	1.8700	0.0910	11.9%	0.0108
CAD	1.0121	1.0323	0.0196	9.1%	0.0018
SEK	6.3504	5.9059	–0.0753	4.2%	–0.0032
CHF	1.1171	1.0054	–0.1111	3.6%	–0.0040
		Sum of Weighted Currency Returns =			–0.0024
Basket Ending Level = 100 x (1+ Sum of Weighted Currency Returns) =					99.76

Supplemental Plan of Distribution

We will agree to sell to Lehman Brothers Inc., the “Agent”, and the Agent will agree to purchase, all of the Notes at the price indicated on the cover hereof and on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes.

After the initial public offering, the public offering price and other selling terms may from time to time be varied by the Agent.

We expect to deliver the Notes against payment on or about February 14, 2008 which will be the fourth business day following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if any purchaser wishes to trade the Notes on the Trade Date, it will be required, by virtue of the fact that the Notes initially will settle on the fourth business day following the Trade Date, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

If the Notes are sold in a market-making transaction after their initial sale, information about the purchase price and the date of the sale will be provided in a separate confirmation of sale.

We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.